UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2014

SOUTH JERSEY INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-6364	22-1901645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ 08037
(Address of Principal Executive Offices) (Zip Code)

(609) 561-9000
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 15, 2014, South Jersey Industries, Inc. (the “Company”) issued $30 million aggregate principal amount of its 3.05% Senior Notes, Series 2014A-2, due August 15, 2019 (the “Series 2014A-2 Notes”). The Series 2014A-2 Notes were issued pursuant to a Note Purchase Agreement dated as of June 26, 2014 between the Company and the purchasers named therein (the “Note Purchase Agreement”). The Note Purchase Agreement provides for the issuance of an aggregate of $240 million of medium term notes (“Notes”), which amount includes the Series 2014A-2 Notes. On June 26, 2014, the Company issued an aggregate of $100 million principal amount of Notes, and the Note Purchase Agreement provides for the issuance of an additional $110 million aggregate principal amount of Notes that the Company anticipates issuing on September 26, 2014.
The Notes are unsecured. The Series 2014A-2 Notes bear interest at the annual rate of 3.05%, with interest payable on February 15 and August 15 in each year, commencing on February 15, 2015. Subject to certain accelerating events, principal on the Series 2014A-2 Notes, plus any accrued but unpaid interest, is payable on August 15, 2019.
In the event of a Change in Control (as defined in the Note Purchase Agreement), the Company is required to offer to prepay the Notes at their face amount together with interest accrued thereon to the date of such prepayment. In addition, in the event of the sale of a Substantial Part (as defined in the Note Purchase Agreement) of the assets of the Company and its subsidiaries, the Company may be required to use to portion of such proceeds to prepay or retire Senior Indebtedness, which term is defined in the Note Purchase Agreement and includes, among other things, the Notes.
The Company may prepay, at any time or from time to time, all or any portion of the Notes of a Series (such as the Series 2014A-2 Notes), in an amount not less than 10% of the aggregate principal amount of all of the Notes of such Series then outstanding in the case of a partial prepayment, together with interest accrued thereon to the date of such prepayment as well as certain other amounts set forth below; provided that if a Default or an Event of Default (as such terms are defined in the Note Purchase Agreement) has occurred and is continuing at the time such notice is provided or on the prepayment date or if a Default or an Event of Default would result from the making of such prepayment, such prepayment shall be pro rata to the holders of all Notes then outstanding. In connection with the prepayment of a Series 2014A-2 Note, the Company must also pay a “make-whole amount,” to be calculated as provided in the Note Purchase Agreement.
The proceeds from the sale of the Notes will be used refinance indebtedness and for general corporate purposes.
The Note Purchase Agreement contains customary representations, warranties and covenants, including a financial covenant limiting the ratio of Indebtedness of the Company and its subsidiaries on a consolidated basis to Consolidated Total Capitalization of not more than 0.65 to 1.0 (as such terms are defined in the Note Purchase Agreement), and customary events of default and acceleration of amounts payable upon an event of default.
The form of a Series 2014A-2 Note and the Note Purchase Agreement are Exhibits 4.1 and 10.1 hereto, respectively. The descriptions of the Notes and the Note Purchase Agreement are qualified in their entirety by reference to the full text of such documents.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of 3.05% Senior Note, Series 2014A-2, due August 15, 2019.

10.1
 Note Purchase Agreement dated as of June 26, 2014 between South Jersey Industries, Inc. and the purchasers listed therein (incorporated by reference to Exhibit 10.1 to the South Jersey Industries, Inc. Current Report on Form 8-K dated June 26, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH JERSEY INDUSTRIES, INC.

Dated: August 19, 2014	By:	/s/ Stephen H. Clark
Name: Stephen H. Clark Title: Chief Financial Officer

EXHIBIT INDEX
Exhibit No.    Description_____________________________________________________

4.1	Form of 3.05% Senior Note, Series 2014A-2, due August 15, 2019.